530 – 8th Avenue S.W., Calgary, AB T2P 3S8	Tel.: (403) 267-6800 Fax: (403) 267-6529

Revised

March 20, 2003

New York Stock Exchange
Securities and Exchange Commission
New York, New York

Dear Sirs:

Subject:	Pengrowth Energy Trust Meeting of Trust Unitholders
Pengrowth Corporation Meeting of Shareholders and Royalty Unitholders

We advise the following with respect to the upcoming meeting of Unitholders for the subject Energy Trust:

1.	Meeting Type	Annual General and Special Meeting
2.	Security Description of Voting Issue	Trust units
3.	CUSIP Number	706902103
4.	Record Date	March 27, 2003
5.	Meeting Date	May 5, 2003
6.	Meeting Location	Calgary AB

Yours truly,

COMPUTERSHARE TRUST COMPANY OF CANADA

“Signed by”
Jodie Hansen
Assistant Corporate Trust Officer